FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 19, 2011	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS,
ANNOUNCES DIVIDEND OF $0.12 PER SHARE
               Highlights:

First quarter preliminary earnings per common share (diluted) reported at $1.21, up 116.1% compared to same period of prior fiscal year
Preliminary net income improves to $2.9 million, up 118.8% compared to same period of prior fiscal year
Company generates return on average assets of 1.62%, return on average common equity of 22.0%
Net interest income up 65.6% compared to year ago period; net interest margin improves to 4.42%
Loans (net) increase $7.5 million, or 1.4%, in first three months of fiscal 2012; deposits up $18.7 million, or 3.3%
Provision for loan losses down $126,000, or 19.6%, compared to same period of prior fiscal year
Noninterest income up 36.2%
Noninterest expense increased due to Company growth

          Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary results of net income available to common shareholders for the first quarter of fiscal 2012 of $2.6 million, an increase of $1.4 million, or 123.0%, as compared to $1.2 million in net income available to common shareholders earned during the same period of the prior fiscal year. Preliminary first quarter net income available to common shareholders was $1.21 per diluted common share, an increase of 116.1%, as compared to $.56 per diluted common share during the same period of the prior fiscal year. Before an effective dividend on preferred shares of $136,000 and a $94,000 charge for early redemption of preferred stock issued under the Troubled Asset Relief Program (TARP), preliminary net income for the first quarter of fiscal 2012 was $2.9 million, an increase of $1.5 million, or 118.8%, as compared to the same period of the prior fiscal year.

       Dividend Declared:

       The Company is pleased to announce that the Board of Directors, on October 18, 2011, declared its 70th consecutive quarterly dividend since the inception of the Company. The $.12 cash dividend will be paid on November 30, 2011, to shareholders of record at the close of business on November 15, 2011. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

       Balance Sheet Summary:

       The Company experienced balance sheet growth in the first three months of fiscal 2012, with total assets increasing $30.3 million, or 4.4%, to $718.5 million at September 30, 2011, as compared to $688.2 million at June 30, 2011. In July 2011, the Company announced its participation in the U.S. Treasury's Small Business Lending Fund (SBLF) program, under which it received an investment in the Company's preferred stock of $20.0 million. Of those proceeds, $9.6 million was immediately used to redeem the Company's preferred stock issued under the TARP program. Balance sheet growth was due to growth in deposits and the net additional capital invested in the Company's preferred stock, and resulted in larger cash holdings, while also funding loan growth and an increase in available-for-sale investments.

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       Loans, net of the allowance for loan losses, increased $7.5 million, or 1.4%, to $564.1 million at September 30, 2011, as compared to $556.6 million at June 30, 2011. Loan growth consisted primarily of commercial loans and commercial real estate loans, and was partially offset by decreases in construction and residential real estate loan balances.

       Non-performing loans were 0.11% of gross loans at September 30, 2011, as compared to 0.12% at June 30, 2011; non-performing assets were 0.28% of total assets at September 30, 2011, compared to 0.35% at June 30, 2011. Our allowance for loan losses at September 30, 2011, totaled $6.8 million, representing 1.18% of gross loans and 1,117% of non-performing loans, as compared to $6.4 million, or 1.14% of gross loans, and 919% of non-performing loans, at June 30, 2011.

       Available-for-sale investments increased $1.4 million, or 2.2%, to $64.7 million at September 30, 2011, as compared to $63.3 million at June 30, 2011. Increases in obligations of state and political subdivisions and obligations of U.S. government-sponsored enterprises were funded by principal repayments received on mortgage-backed securities and deposit growth.

       Total liabilities increased $17.1 million to $649.5 million at September 30, 2011, an increase of 2.7% as compared to $632.5 million at June 30, 2011. This growth was the result of an increase in deposits, partially offset by a decrease in other liabilities.

       Deposits increased $18.7 million, or 3.3%, to $578.8 million at September 30, 2011, as compared to $560.2 million at June 30, 2011. Deposit growth was comprised primarily of interest-bearing transaction accounts (including a significant new public unit relationship), savings accounts, non-interest bearing transaction accounts, and certificates of deposit. The average loan-to-deposit ratio for the first quarter of fiscal 2012 was 99.5%, as compared to 101.6% for the same period of the prior year.

       Federal Home Loan Bank (FHLB) advances were $33.5 million at September 30, 2011, unchanged from June 30, 2011. At both dates, FHLB borrowings included no short-term borrowings. Securities sold under agreements to repurchase totaled $25.4 million at September 30, 2011, as compared to $25.2 million at June 30, 2011. At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.

       The Company's stockholders' equity increased $13.2 million, or 23.8%, to $69.0 million at September 30, 2011, from $55.7 million at June 30, 2011. The increase was due primarily to the additional capital invested in the Company's preferred stock issued under the SBLF program, net of the redemption of preferred stock issued under the TARP program, as well as retention of net income, and an increase in accumulated other comprehensive income, partially offset by cash dividends paid on common and preferred stock.

       Income Statement Summary:

       The Company's net interest income for the three-month period ended September 30, 2011, was $7.5 million, an increase of $3.0 million, or 65.6%, as compared to the same period of the prior fiscal year. For the three-month period, the increase reflected substantial improvement in the Company's net interest rate spread, attributable primarily to the December 2010 acquisition of most assets and substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Acquisition). As a result of the Acquisition, we obtained assets marked at a discounted fair value, resulting in an effective yield on the acquired assets that is higher than the Company's legacy earning assets. For the three months ended September 30, 2011, our net interest rate spread was 4.20%, as compared to 3.19% for the same period of the prior fiscal year. It is anticipated that the magnitude of this improvement will diminish as the assets acquired at a discount mature or prepay. Additionally, our growth initiatives, including the Acquisition, resulted in a 27.9% increase in the average balance of interest-earning assets (and a 24.8% increase in interest-bearing liabilities) in the three months ended September 30, 2011, compared to the same period a year ago.

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       The provision for loan losses for the three-month period ended September 30, 2011, was $517,000, as compared to $643,000 in the same period of the prior fiscal year. The provision for the current three-month period represents an annualized charge of 0.37% of average loans outstanding, as compared to 0.59% for the same period of the prior fiscal year. The decrease in the three-month period ended September 30, 2011, as compared to the same period of the prior fiscal year was attributed to reduced provisioning needed during the period to bring reserves to an appropriate level based on our continued analysis of the loan portfolio, the result of slower loan growth and stable credit quality.

       The Company's noninterest income for the three-month period ended September 30, 2011, was $1.1 million, an increase of $297,000, or 36.2%, as compared to the same period of the prior fiscal year. The increase was attributed primarily to income recognized on settlement of a legal claim obtained as a result of the Acquisition, gains on secondary market loan sales, and income generated from bank card network transactions, partially offset by lower deposit service charges (the result of higher write offs of NSF charges).

       Noninterest expense for the three-month period ended September 30, 2011, was $3.8 million, an increase of 1.0 million, or 36.2%, as compared to the same period of the prior fiscal year. Higher expenses for compensation and benefits, occupancy, postage and office supplies, advertising, bank card network fees, amortization of intangible assets, and internet banking expenses were all attributable, at least in part, to the Acquisition. Additionally, higher expenses for sales and use tax, legal and professional fees, and losses due to fraud were partially offset by lower deposit insurance premiums and a net gain realized on the sale of foreclosed real estate. The lower deposit insurance premiums resulted from a change in the assessment base employed by the FDIC in the calculation of the premium, from deposits to total assets net of tangible equity. The efficiency ratio for the three-month period ended September 30, 2011, was 44.0%, as compared to 53.6% for the same period of the prior fiscal year. The improvement was due primarily to improvement in net interest income, which increased at a greater rate than noninterest expense.

       The income tax provision for the three-month period ended September 30, 2011, was $1.4 million, an increase of $832,000, as compared to the same period of the prior fiscal year. The effective tax rate for the three-month period ended September 30, 2011, was 33.6%, as compared to 32.0% for the same period of the prior fiscal year. The increases in both the amount of the provision and the effective tax rate were attributed primarily to higher pre-tax income.

       Forward Looking Information:

       Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2011	June 30, 2011

Total assets	$718,496,000	$688,200,000
Available-for-sale securities	64,726,000	63,327,000
Loans, net	564,093,000	556,576,000
Allowance for losses on loans	6,752,000	6,438,000
Non-performing assets	2,037,000	2,375,000
Deposits	578,828,000	560,151,000
FHLB advances	33,500,000	33,500,000
Securities sold under repurchase agreements	25,375,000	25,230,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	68,973,000	55,732,000

Equity to assets ratio	9.60%	8.10%
Allowance as a percentage of gross loans	1.18%	1.14%
Non-performing loans as a percentage of gross loans	0.11%	0.12%

Per common share:
Closing market price	$20.62	$20.78
Tangible book value per common share	22.51	21.19

	Three Months Ended September 30,
Selected Operating Data:	2011	2010

Net interest income	$7,478,000	$4,515,000
Provision for loan losses	517,000	643,000
Noninterest income	1,116,000	820,000
Noninterest expense	3,783,000	2,777,000
Income taxes	1,444,000	612,000
Net income	2,850,000	1,303,000
Charge for early redemption of preferred stock issued at a discount	94,000	-
Effective dividend on preferred shares	136,000	128,000
Net income available to common shareholders	$2,620,000	$1,175,000

Per common share:
Basic net income available to common shareholders	$1.25	$.56
Diluted net income available to common shareholders	$1.21	$.56
Cash dividends	$.12	$.12

Average common shares outstanding	2,096,000	2,084,000
Average diluted common shares outstanding	2,167,000	2,111,000

Profitability Ratios: (annualized, where applicable):
Return on average assets	1.62%	.94%
Return on average common equity	22.0%	12.8%

Net interest margin	4.42%	3.41%
Net interest spread	4.20%	3.19%

Efficiency Ratio	44.0%	53.6%

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